Exhibit 5
HUNTON & WILLIAMS LLP
BANK OF AMERICA PLAZA
SUITE 3500
101 SOUTH TRYON STREET
CHARLOTTE, NORTH CAROLINA 28280

TEL      704 • 378 • 4700
FAX     704 • 378 • 4890
July 28, 2005
Florida Power Corporation
d/b/a Progress Energy Florida, Inc.
100 Central Avenue
St. Petersburg, Florida 33701
Registration Statement on Form S-3 Relating to
$1,000,000,000 Issue Amount of Unallocated Securities
Ladies and Gentlemen:
     We have acted as counsel to Florida Power Corporation d/b/a Progress Energy Florida, Inc., a Florida corporation (the “Company”), in connection with the registration by the Company of an aggregate of $1,000,000,000 of its (i) first mortgage bonds (the “First Mortgage Bonds”), (ii) unsecured debt securities (the “Debt Securities”) and (iii) shares of preferred stock (the "Preferred Stock”) on terms to be determined at the time of sale (the First Mortgage Bonds, Debt Securities and Preferred Stock are referred to collectively as the “Securities”), as set forth in a Registration Statement on Form S-3 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Act of 1933, as amended (the “Act”). The Securities are to be issued in one or more series and are to be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.
     The opinions contained in this letter are based upon an examination of the following:
A.	the Registration Statement and the Prospectus;

B.	the Indenture (for First Mortgage Bonds), dated January 1, 1944, among the Company and JPMorgan Chase Bank, N.A., as successor trustee, as supplemented (the “First Mortgage Bond Indenture”);

C.	the form of indenture relating to the Debt Securities (together with the First Mortgage Bond Indenture, the “Indentures”);

D.	the Amended Articles of Incorporation of the Company, as amended to date; and

Florida Power Corporation d/b/a Progress Energy Florida, Inc.
July 28, 2005

E.	the By-laws of the Company, as amended to date.
     We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.
     As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that at the time of execution, authentication, issuance and delivery of the First Mortgage Bonds and Debt Securities, the Indentures will be the valid and legally binding obligations of the applicable trustees thereunder.
     Based upon the foregoing and the further qualifications stated below, we are of the opinion that:
     1. The Company has been incorporated, is validly existing as a corporation and its status is active under the laws of the State of Florida;
     2. Assuming (a) the financial and other terms of any class or series of the First Mortgage Bonds and Debt Securities have been established by the Securities Pricing Committee (the “Pricing Committee”) or the First Mortgage Bond Indenture Committee of the Company (the “First Mortgage Bond Committee”), as applicable, which committees have been previously appointed by resolution of the Board of Directors of the Company (the “Board”) and authorized to act without further Board action, (b) such Securities have been issued and sold upon the terms and conditions set forth in the Registration Statement, the Prospectus, the applicable supplement to the Prospectus and the applicable definitive underwriting agreement approved by the Board or Pricing Committee or the First Mortgage Bond Committee, as applicable, (c) such Securities have been duly executed, authenticated and delivered in accordance with the applicable Indenture, and (d) the Florida Public Service Commission has entered an order authorizing the issuance and sale of the Securities and such order is effective at the time of issuance, the First Mortgage Bonds and Debt Securities will be duly authorized and validly issued and binding obligations of the Company, enforceable in accordance with their terms, subject to (x) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (y)

Florida Power Corporation d/b/a Progress Energy Florida, Inc.
July 28, 2005

general principles of equity (regardless of whether considered in a proceeding at law or in equity); and
     3. Assuming (a) the financial and other terms of any series of the Preferred Stock have been established by the Board or, to the extent permissible under Florida law, the Pricing Committee, (b) the due filing of Articles of Amendment relating to the Preferred Stock and (c) the Preferred Stock has been issued and sold upon the terms and conditions set forth in the Registration Statement, the Prospectus, the applicable supplement to the Prospectus and the applicable definitive underwriting agreement approved by the Board or Pricing Committee, the Preferred Stock will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.
Very truly yours,
/s/ Hunton & Williams LLP